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                                                                    EXHIBIT 2.10


TICKETMASTER ONLINE-CITYSEARCH, INC./ FORMER SHAREHOLDERS OF 2b TECHNOLOGY, INC.

                               WORK-OUT AGREEMENT

                                DECEMBER 8, 2000

This Work-Out Agreement (this "Agreement") is entered into as of the first date above by and among Ticketmaster Online-CitySearch, Inc. ("TMCS"), 2b Technology, Inc. ("2b") and the former shareholders ("Shareholders") of 2b with respect to the commutation of the earn-out portions of that certain Agreement and Plan of Merger among TMCS, TMCS Merger Sub, Inc., 2b and the Shareholders (the "Original Agreement").

                              TERMS AND CONDITIONS

WHEREAS, The Original Agreement provides that TMCS will pay to the Shareholders additional consideration for the purchase of 2b from the Shareholders based on the achievement of certain business hurdles during calendar years 2000 and 2001, among other things, and certain disputes have arisen among the parties with respect to the rights of the Shareholders to obtain all or portions of such additional consideration;

WHEREAS, the parties hereto have agreed to commute the earn-out and EBITDA adjustment provisions of the Agreement, namely Sections 2.11 and 2.12 thereof (collectively the "Work-Out") and enter into certain related agreements among themselves in order to fully satisfy the TMCS and 2b obligations under the Original Agreement with regard to those provisions and to release one another from all liabilities relating to such provisions (except as set forth herein);

NOW, THEREFORE, in consideration of the mutual promises herein and other consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       PAYMENT IN LIEU OF CONSIDERATION DUE UNDER SECTION 2.11:

At the closing of the Work-Out (the "Closing"), which will occur on the first business day following the execution of this Agreement by all parties hereto, TMCS will deliver to the Shareholders 299,954 shares of fully paid and non-assessable TMCS Class B Common Stock, $.01 par value per share (the "Shares").

Promptly after the Closing, TMCS will use its best efforts, at its sole expense, to cause the Shares to be registered as expeditiously as possible for resale by the Shareholders under the Securities Act of 1933, as amended (the "Act"). In any event, TMCS will cause a registration statement under the Act ("Registration Statement") to be filed with the U.S. Securities and Exchange Commission no later than 45 days after the Closing and the Shares delivered at Closing to be registered no later than 90 days after Closing. TMCS shall cause the Registration Statement to remain effective until the earlier of (a) the date on which all the Shares have been sold by the Shareholders or (b) twelve months following the effective date of the Registration Statement.

The Shares will be allocated to the Shareholders in the same proportions as under the Original Agreement, which allocation is as set forth on Exhibit A hereto. At the Closing, TMCS shall issue stock certificates evidencing the Shares, as allocated among the Shareholders, in the names of the record holders as set forth on Exhibit A. TMCS may rely on such Exhibit as the sole expression of the Shareholders with regard to these matters. All the Shares may be sold by the Shareholders pursuant to applicable exemptions from registration under the Act following issuance and may be sold without restriction by the Shareholders immediately following effectiveness of such registration statement.

2.       SURVIVAL AND TERMINATION OF TERMS:

All terms of the Original Agreement, except those set forth below, will continue in full force and effect after the Closing.

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All TMCS and/or 2b obligations to pay additional consideration under Section
2.11 of the Original Agreement will terminate upon the Closing. All mutual obligations to cause an audit to be performed under Section 2.11(c) of the Original Agreement also will terminate upon the Closing. All obligations of any party under Section 2.12 of the Original Agreement will terminate upon the Closing. Any other obligations of any party set forth in the Original Agreement which, by their nature, clearly terminate upon the delivery of the additional consideration due to the Shareholders shall also terminate upon the Closing.

TMCS' covenants under Section 6.5 of the Original Agreement will be eliminated effective upon the Closing and replaced by covenants that (a) TMCS will maintain an operations facility for 2b's business within a 50-mile radius of its current location in Glen Allen, Virginia and (b) TCMS will continue to be responsible for removing Bryan T. Bostic from all guarantees of obligations of 2b as provided in Section 6.5(d) of the Original Agreement.

3.       RELEASE OF CLAIMS:

TMCS and 2b on the one hand and each of the Shareholders on the other hand hereby separately and independently release each other, and all of their respective officers, directors, shareholders, employees, representatives, successors, assigns and parent corporations from any and all claims, contracts, duties, demands, setoffs, debts, covenants, promises, agreements, damages, liabilities, obligations, actions, causes of action, commissions, attorneys' fees, costs and expenses, of whatever kind or nature, from the beginning of time to the date hereof, whether known or unknown, at law or in equity, without limitation of any sort whatsoever, relating to the respective obligations of the parties under Sections 2.11, 2.12 and 6.5 of the Original Agreement, except that no party hereby releases the other from any obligations with respect to Section
6.5 as modified herein.

Each of the parties hereby waives, to the extent permitted by law, its rights under Section 1542 of the California Civil Code. California Civil Code Section 1542 states:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

4.       ESCROW:

At the Closing, Shares with a value of $1 million (valued using a five day trailing average ending on the second trading day prior to the Closing) ("Escrow Shares") will be held by TMCS in trust until such time as TMCS and the Shareholders have mutually agreed upon the identify of an escrow agent ("Escrow Agent") and the terms of an escrow agreement ("Escrow Agreement"). Upon agreement of the parties as to the identity of the Escrow Agent and the terms of the Escrow Agreement (which shall not be unreasonably withheld by either party), TMCS shall immediately transfer the Escrow Shares to escrow accounts administered by the Escrow Agent. Bryan T. Bostic will be the beneficiary of the first escrow account (the "First Escrow") and Eric K. Martin will be the beneficiary of the second escrow account (the "Second Escrow"). The First and Second Escrows are sometimes referred to individually as an Escrow and together as the Escrows.

Immediately prior to depositing the Escrow Shares in Escrow, the parties to the Escrows will enter into the Escrow Agreements with the respective Escrow administrators. The Escrow Shares to be deposited into the Escrows will be divided between the First Escrow and Second Escrow as follows: Seventy Six Percent (76%) of the Escrow Shares shall be placed in the First Escrow and Twenty Four Percent (24%) of the Escrow Shares shall be placed in the Second Escrow. Each Escrow will serve as a non-exclusive fund against which post-closing claims by TMCS based on breaches of representations, warranties or covenants in the Original Agreement can be paid (subject to the several liability limitation and other indemnification limitations of the Original Agreement).

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The Escrow Agreement will provide that the Shareholder who is the beneficiaries of the respective Escrow has exclusive rights to direct the retention or sale of the Shares held subject to the applicable Escrow Agreement and, if such Shares are sold, to reinvest the proceeds, subject to (a) the limitation that any proceeds be invested only in money market funds, United States or United States agency debt with a duration of one year or less, corporate bonds with an "A" or better rating with a duration of one year or less, or Standard & Poors 500 index funds which contain $1 billion or more in invested assets and (b) applicable federal and state securities laws; provided, however, that no more than one half (1/2 ) of the proceeds of the sale of Shares in Escrow may be invested in Standard & Poors Index funds.

Each Escrow will terminate on the 18-month anniversary of the closing of the Original Agreement unless TMCS has given a valid Claim Notice (as defined in the Original Agreement) under the indemnification provisions of the Original Agreement prior to such time. Upon termination of the Escrow, Shares or other permitted investments subject to each Escrow will be paid over to the Shareholder(s) who are beneficiaries of such accounts to the extent such assets have not been paid over to TMCS under the terms of the Escrow Agreement.

TMCS represents and warrants that, to the actual knowledge of its Chief Financial Officer, General Counsel and President, without any investigation thereof, none of the representations and warranties of the Company and the Shareholders in Section 4 of the Original Agreement are inaccurate or have been breached. The Shareholders represent and warrant that, to their actual knowledge, without any investigation thereof, none of the representations and warranties of TMCS and the Merger Sub in Section 5 of the Original Agreement are inaccurate or have been breached.

5.       EXPENSES:

TMCS will pay for all reasonable expenses relating to the matters set forth herein incurred by TMCS and the Shareholders in connection with the Work-Out (including attorney's fees of Shareholders' counsel, the expenses relating to the Escrow Agreements and the fees of any escrow administrator), subject to a maximum of $10,000 of Shareholder expenses (the "Maximum Shareholder Expense"), unless the Closing, as provided herein, is prevented due to a failure or refusal of the Shareholders to close which is not in good faith. The Escrows shall be considered as mutual expenses, meaning that TMCS will pay one-half (1/2) of the expenses associated with the Escrow and the Shareholders will pay one-half (1/2) of the expenses associated with the Escrow subject to the TMCS obligation to pay Shareholder expenses up to the Maximum Shareholder Expense.

6.       MISCELLANEOUS:

         A. INDEMNIFICATION: Each party shall indemnify and hold the other parties, and their respective parents, affiliates and subsidiary companies, and its and their successors, and assigns harmless against all losses, costs, damages, claims, liabilities, judgments, settlements and expenses (including reasonable counsel fees) which may be suffered, made, incurred or assumed by such party, growing out of or by reason of any breach or alleged breach of any representations, warranties, undertakings, or agreements made by the other party hereunder.

         B. SUCCESSORS: This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, devisees, legatees, executors, administrators, successors and personal or legal representatives.

         C. ENTIRE AGREEMENT: The execution of this Agreement has not been induced by any representations, statements, warranties or agreements other than those expressed herein. This Agreement embodies the entire understandings of the parties with regard to the matters set forth herein, and there are no further agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof.

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         D.       GOVERNING LAW: This Agreement shall be governed by and
interpreted in accord with the laws of the State of Delaware applicable to agreements entered into and to be performed wholly in Delaware.

         E. ARBITRATION: The parties hereby agree that any dispute, controversy or claim arising out of or relating to this Agreement or a breach thereof shall be determined by binding arbitration before a panel of three (3) arbitrators under the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration shall be held in Chicago, Illinois or such other place as the parties may agree upon in writing. The decision of the arbitrators shall set forth in writing the grounds or basis of the arbitrators' decision. Such an award shall be a final and binding determination of the dispute and judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.





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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the first date written above:

TICKETMASTER ONLINE - CITYSEARCH, INC.      2b TECHNOLOGY, INC.

By:                                         By:
   ----------------------------------          ---------------------------------

Name:                                       Name:
     --------------------------------            -------------------------------

Date:                                       Date:
     --------------------------------           --------------------------------




-------------------------------------       ------------------------------------
Bryan T. Bostic                             Ken Bostic



                                            LIVE OAK HOLDINGS, L.C.



                                            By
-------------------------------------         ----------------------------------
Eric K. Martin                              Its:
                                                --------------------------------



CLARKE HOLDINGS, L.C.



By:
   ----------------------------------
Its:
    ---------------------------------




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